ANNUAL REPORT
Chevy Chase Home Loan Trust 1997-1
$ 95,000,000 6.55% Asset Backed Certificates
For the Year Ended December 31, 2003




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          __________________________________________________________________
 Jan-2003     517,192      63,322       2,085    0.23%    1,076,037    9.71%
 Feb-2003     759,986      60,499       8,873    1.03%    1,001,435    9.70%
 Mar-2003     554,493      56,351      21,660    2.66%      753,297    7.71%
 Apr-2003     451,651      53,324       3,425    0.44%      737,733    7.92%
 May-2003     633,038      50,859      (5,714)  -0.79%      585,323    6.74%
 Jun-2003     444,477      47,404     (19,944)  -2.90%      712,346    8.64%
 Jul-2003     456,477      44,977       8,769    1.35%      561,876    7.22%
 Aug-2003     509,702      42,486       2,640    0.44%      729,282   10.03%
 Sep-2003     418,172      39,704       5,821    1.02%      604,181    8.81%
 Oct-2003     398,716      37,421       9,661    1.80%      609,993    9.45%
 Nov-2003     317,771      35,245      36,419    7.12%      475,057    7.74%
 Dec-2003     245,985      33,510      11,590    2.36%      367,927    6.24%

          _____________________________________
  Totals    5,707,660     565,102      85,284

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.